Exhibit 99.1
Essential Properties Realty Trust, Inc. Increases Quarterly Dividend to $0.285 per Share, a 1.8% Increase Over Prior Quarter

December 4, 2023

PRINCETON, N.J.—(BUSINESS WIRE)— Essential Properties Realty Trust, Inc. (NYSE: EPRT; the “Company”) announced today that its Board of Directors declared a quarterly cash dividend of $0.285 per share of common stock for the fourth quarter of 2023. On an annualized basis the fourth quarter 2023 dividend of $0.285 equals $1.14 per share, an increase of $0.02 per share compared to the previous annualized dividend. The dividend is payable on January 12, 2024 to stockholders of record as of the close of business on December 29, 2023.

About Essential Properties Realty Trust, Inc.
Essential Properties Realty Trust, Inc. is an internally managed REIT that acquires, owns and manages primarily single-tenant properties that are net leased on a long-term basis to companies operating service-oriented or experience-based businesses. As of September 30, 2023, the Company’s portfolio consisted of 1,793 freestanding net lease properties with a weighted average lease term of 13.9 years and a weighted average rent coverage ratio of 4.0x. In addition, as of September 30, 2023, the Company’s portfolio was 99.8% leased to 363 tenants operating 584 different concepts in 16 industries across 48 states.

Investor/Media:
Essential Properties Realty Trust, Inc.
Robert W. Salisbury, CFA
Senior Vice President, Capital Markets
609-436-0619
info@essentialproperties.com
Source: Essential Properties Realty Trust, Inc.